Exhibit 99.2

Schedule of Transactions by the Reporting Persons in the SHARES3

Transaction Date	Security	Transaction	No. of Shares of Common Stock	Purchase Price Per Share of Common Stock
February 7, 2013	Common Stock	Purchase	6,000	8.5183
February 8, 2013	Common Stock	Purchase	35,785	8.6845
February 11, 2013	Common Stock	Purchase	2,850	8.6038
February 13, 2013	Common Stock	Purchase	17,000	8.4698
February 14, 2013	Common Stock	Purchase	6,000	8.3413
February 15, 2013	Common Stock	Purchase	15,000	8.3997
February 19, 2013	Common Stock	Purchase	35,100	8.4985
February 20, 2013	Common Stock	Purchase	52,000	8.3973
February 21, 2013	Common Stock	Purchase	12,100	8.3039
February 22, 2013	Common Stock	Purchase	3,200	8.4934
March 1, 2013	Common Stock	Purchase	5,000	8.3867
March 7, 2013	Common Stock	Purchase	6,700	7.1803
March 8, 2013	Common Stock	Purchase	213,000	7.0637
March 11, 2013	Common Stock	Purchase	3,400	7.1200
March 15, 2013	Common Stock	Purchase	12,500	7.1200
March 25, 2013	Common Stock	Purchase	802	7.1196
March 27, 2013	Common Stock	Purchase	100	7.4400
March 28, 2013	Common Stock	Purchase	15,537	7.4808
April 2, 2013	Common Stock	Purchase	10,000	7.2755
April 3, 2013	Common Stock	Purchase	27,600	7.1200
April 4, 2013	Common Stock	Purchase	38,200	7.1130
April 5, 2013	Common Stock	Purchase	8,300	7.1541
April 8, 2013	Common Stock	Purchase	32,600	7.1928
April 9, 2013	Common Stock	Purchase	27,500	7.2808

	Total		586,274

3 Each of the transactions noted above were jointly effected by the Reporting Persons and represent purchases of shares of Common Stock made by the Reporting Persons in cash on the NASDAQ CM exchange.